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                                                                  Exhibit 23.5



                            CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Legal Matters and Experts" in the Registration Statement (Form F-4) and related Proxy Statement/Prospectus of DSC Communications Corporation and related Proxy Statement/Prospectus of Alcatel Alsthom for the registration of 110,020,000 shares of its American Depositary Shares and to the inclusion and incorporation by reference therein of our report dated January 26, 1998 with respect to the consolidated financial statements of DSC Communications Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP


Dallas, Texas
July 27, 1998